Exhibit 99
NEWS RELEASE

                                                           For Immediate Release
                                                                   June 26, 2002


For Further Information Contact:
Charles Hageboeck, Executive Vice President & CFO
(304) 769-1102

            City Holding Company Announces Resumption of Dividends on
       Common and Trust Preferred Stock; Approval of Stock Buy-Back Plan;
                       and Increased Earnings Expectations

         Charleston, West Virginia - City Holding Company, "the Company" (NASDAQ:CHCO; NASDAQ:CHCOP), a $2.1 billion bank holding company headquartered in Charleston, today announced its board has approved payment of current and deferred dividends on the Company's 9.15% Capital Securities issued by the Company's wholly-owned subsidiary, City Holding Capital Trust ("Trust I"), and the 9.125% Capital Securities issued by the Company's wholly-owned subsidiary, City Holding Capital Trust II ("Trust II") payable on July 31, 2002 to shareholders of record as of July 16, 2002. The board also approved a cash dividend of 15 cents per share on the Company's common shares payable on July 31, 2002 to shareholders of record at July 16, 2002.

         "We are thankful for the continued affirmation by our regulators of the turnaround that has been achieved by the Company", stated Jerry Francis, Chairman, President and CEO of City Holding in announcing regulatory approval for the dividend payments. "We are also appreciative of the patience that our shareholders have shown in the Company while their dividend payments were deferred or suspended." As a consequence of agency policies, the Company has been restricted in its ability to pay cash dividends without prior approval of both the Office of the Comptroller of the Currency ("OCC") and the Federal Reserve Bank.

         Holders of record at July 16, 2002 of Trust II (par value $25) will receive on July 31, $2.85 per share, plus interest on the deferred dividends. Holders of record at July 16, 2002 of Trust I (par value $1,000) will receive on July 31, $91.50 plus interest on the deferred dividends. The next scheduled dividend payment for both Capital Securities issues is in October 2002.

         The $0.15 cash dividend on common shares is the first dividend declared since the board approved a dividend of $0.08 per share in the fourth quarter of 2000. On an annualized basis, the $0.60 per share represents a current yield of 3.1% based upon the Company's common share closing price of $19.05 on June 25, 2002. This compares favorably with the dividend yields of peer banks.

         The board authorized the Company to purchase up to 1,000,000 of its common shares (approximately 6% of outstanding shares) in open market transactions, in block purchases, private transactions, or otherwise, at such times and for such prices as determined by management. The board also approved the purchase of up to $25,000,000 aggregate principal amount of Trust I and Trust II Capital Securities. The timing, price and quantity of purchases will be at the discretion of the Company and the program may be discontinued or suspended at any time.

         "Based upon current market conditions and the Company's recovery and improving profitability, this is a particularly opportune time to repurchase shares at attractive levels," stated Francis. "We view this buy-back plan as part of an ongoing strategy to build value for our stockholders while maintaining appropriate capital levels." The Company currently has 16,902,434 outstanding common shares.

         Francis added, "The financial performance of City Holding Company continues to improve. The Company's net interest income is strong, provision expense is controlled due to improving asset quality, non-interest income is rising, and expenses are declining. Other factors which point to continued success include growth in targeted product lines, such as home equity lines of credit. New initiatives in the commercial area have enabled us to better monitor asset quality as well as attract new relationships. And a recently completed customer survey suggests that the Company enjoys higher than average satisfaction levels with its customers. Based on these and other factors, we believe that City's performance through the rest of 2002 and beyond should continue to demonstrate strength and stability."

         The Company had previously provided earnings guidance of $1.40 to $1.60 per share for 2002, based on first quarter earnings per share of $0.38. While the second quarter is not yet complete, management now expects that full year earnings per share may exceed $1.60. According to Francis, "At the completion of the second quarter, we will provide additional guidance on anticipated earnings."

         City Holding Company is the parent company of City National Bank of West Virginia. In addition to the Bank, City National Bank operates CityInsurance Professionals, an insurance agency offering a full range of insurance products and services.

This news release contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such information involves risks and uncertainties that could result in the Company's actual results differing from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to, (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality, or conversely, the Company may incur less, or even negative, loan loss provision due to positive credit quality trends in the future and further resolution of various loan quality issues; (2) the Company may experience increases in the default rates on its retained interests in securitized mortgages causing it to take impairment charges to earnings; (3) the Company could have adverse legal actions of a material nature; (4) the Company may face competitive loss of customers associated with its efforts to increase fee-based revenues; (5) the Company may be unable to manage its expense levels due to the expenses associated with its loan portfolio quality, regulatory, and legal issues; (6) rulings affecting, among other things, the Company's and its banking subsidiaries' regulatory capital and required loan loss allocations may change, resulting in the need for increased capital levels; (7) changes in the interest rate environment may have results on the Company's operations materially different from those anticipated by the Company's market risk management functions; (8) changes in general economic conditions and increased competition could adversely affect the Company's operating results; (9) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company's operating results; (10) the planned purchase of Trust I and Trust II Capital Securities and the common stock may not occur or may not have the effects anticipated. Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.